Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez
(609) 452-4807
www.covance.com

COVANCE REPORTS 4Q EPS OF $0.59 & SIXTH CONSECUTIVE YEAR OF 25% EPS GROWTH
– $477 Million in 4Q06 Net Orders; Year-on-Year Backlog Growth of 33.4% –
– Record 15.0% Operating Margin in 4Q06 –

Princeton, New Jersey, January 24, 2007 – Covance Inc.  (NYSE: CVD) today reported earnings for its fourth quarter ended December 31, 2006 of $0.59 per diluted share.  For the full year, EPS was $2.24, including a $0.04 per share gain from the favorable resolution of several income tax matters during the third quarter.  Excluding the income tax gain, earnings were $2.20 per share, representing year-over-year EPS growth of 25.1%, with both periods including stock-based compensation expense and excluding the $0.07 per share repatriation-related income tax charge in 2005.

“I congratulate the entire Covance team for delivering a sixth consecutive year of at least 25% earnings growth for our shareholders.  Continued investment in state-of-the-art capacity and outstanding project delivery for clients led to strong repeat work and 33% growth in our backlog to more than $2.2 billion,” said Joe Herring, Chairman and Chief Executive Officer.  “In the fourth quarter, overall revenue growth was 6.4%, reflecting difficult comparisons to the exceptionally strong fourth quarter in 2005 and lower testing volume in our central laboratory due to slow enrollment in large Phase III clinical trials.  Robust central laboratory orders, which have driven a year-on-year 25% increase in its backlog, gives us confidence that volumes will ramp up as the year progresses.  We expect a return to double-digit growth in total company revenue beginning in the first quarter of 2007 with low- to mid-teens growth for the full year.  Total company net orders were $477 million in the fourth quarter, which represents a book-to-bill of 1.39 to 1.  This outstanding performance was not only driven by robust net orders in our central laboratory, but also by strong orders in our clinical development services.”

“I am also pleased to announce that last week a fifth client has entered into a dedicated capacity contract with Covance.  This top ten pharmaceutical client has made a minimum contract commitment of $55 million over a multi-year period, which will be included in our first quarter 2007 orders.  This contract is the first dedicated agreement spanning multiple continents, and provides our global client with the opportunity to standardize its global toxicology organization and study processes.  We continue discussions and negotiations with a number of our other toxicology clients that see the value in shifting their GLP toxicology study conduct to Covance.”

“Our focus on productivity enhancements and the expansion of Six Sigma programs continued to pay dividends as evidenced by the 120 basis point expansion in operating margin to 14.4% for the full year and culminating in a very strong 15% performance in the fourth quarter.  In addition, Covance delivered strong free cash flow of $23.8 million in the fourth quarter, and we reduced our DSO to 49 days, the lowest level in three years.  In 2007, we expect low- to mid-teens revenue growth and earnings of at least $2.63 per diluted share.”

Consolidated Results

Quarter Ended Dec 31 ($ in millions except EPS)	4Q06	4Q05 as reported	4Q05 SFAS 123 Expense	4Q05 Pro Forma	Change
Net Revenues	$343.0	$322.3		$322.3	6.4%
Reimbursable Out-of-Pockets	$16.1	$20.8		$20.8
Total Revenues	$359.1	$343.1		$343.1
Costs and Expenses	$291.7	$274.1	$3.8	$277.9	4.9%
Reimbursable Out-of-Pockets	$16.1	$20.8		$20.8
Total Costs and Expenses	$307.8	$294.9	$3.8	$298.7
Operating Income	$51.3	$48.2	$(3.8)	$44.4	15.7%
Operating Margin %	15.0%	15.0%	(1.2)%	13.8%
Net Income	$38.3	$30.0	$(2.6)	$27.4
Diluted EPS	$0.59	$0.47	$(0.04)	$0.43
Tax on 2005 Repatriated Earnings		$4.4		$4.4
Net Income ex-2005 tax charge	$38.3	$34.4		$31.8	20.7%
Diluted EPS ex-2005 tax charge	$0.59	$0.54		$0.50	18.7%

Year Ended Dec 31 ($ in millions except EPS)	2006	2005 as reported	2005 SFAS 123 Expense	2005 Pro Forma	Change
Net Revenues	$1,340.2	$1,192.9		$1,192.9	12.3%
Reimbursable Out-of-Pockets	$65.9	$57.5		$57.5
Total Revenues	$1,406.1	$1,250.4		$1,250.4
Costs and Expenses	$1,147.0	$1,017.8	$17.4	$1,035.2	10.8%
Reimbursable Out-of-Pockets	$65.9	$57.5		$57.5
Total Costs and Expenses	$1,212.9	$1,075.3	$17.4	$1,092.7
Operating Income	$193.2	$175.1	$(17.4)	$157.7	22.5%
Operating Margin %	14.4%	14.7%	(1.5)%	13.2%
Net Income	$145.0	$119.6	$(11.9)	$107.7
Diluted EPS	$2.24	$1.88	$(0.19)	$1.69
Income Tax (gain) charge	$(2.5)	$4.4		$4.4
Net Income ex-tax (gain) charge	$142.5	$124.0		$112.1	27.1%
Diluted EPS ex-tax (gain) charge	$2.20	$1.94		$1.76	25.1%

Operating Segment Results

Early Development

($ in millions)	4Q06	4Q05	Change	2006 YTD	2005 YTD	Change
Net Revenues	$167.2	$150.9	10.8%	$632.8	$562.2	12.6%
Operating Income	$38.6	$37.8	2.2%	$153.6	$140.1	9.6%
Margin %	23.1%	25.0%		24.3%	24.9%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the fourth quarter of 2006 grew 10.8% year-on-year to $167.2 million, compared to $150.9 million in the fourth quarter of 2005.  Net revenue growth in the quarter was driven by global preclinical laboratories and clinical pharmacology.  The year-on-year growth rate was impacted by the exceptionally strong 4Q05, when we experienced extraordinary demand in our research products offering.  For the full year 2006, net revenues increased 12.6% to $632.8 million compared to $562.2 million in 2005.

Operating income for the fourth quarter of 2006 increased 2.2% to $38.6 million compared to $37.8 million for the fourth quarter of last year.  Operating margins for the fourth quarter of 2006 were 23.1% versus 25.0% in the fourth quarter of the prior year.  Our global toxicology and chemistry services delivered strong results again this quarter.  Comparisons to the prior year were impacted by the exceptional demand and margins delivered by research products in 4Q05 and dilution resulting from the acquisition of Radiant Research.  Full year operating margins were 24.3% compared to 24.9% in the prior year.  Excluding dilution from the Radiant acquisition, full year operating margins increased year-over-year, fueled by toxicology capacity expansions in 2006.  We expect to see continued growth in Early Development operating margin in 2007.

Late-Stage Development

($ in millions)	4Q06	4Q05	Change	2006 YTD	2005 YTD	Change
Net Revenues	$175.8	$171.4	2.5%	$707.4	$630.8	12.2%
Operating Income	$32.7	$27.8	17.5%	$123.6	$104.7	18.1%
Margin %	18.6%	16.2%		17.5%	16.6%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (periapproval services and market access services), and cardiac safety services.  Late-Stage Development net revenues for the fourth quarter of 2006 were $175.8 million compared to $171.4 million in the fourth quarter of 2005.  Clinical development services delivered double-digit sequential revenue growth this quarter and solid growth on a year-over-year basis.  While central laboratory services grew modestly year-over-year, slower enrollment in large Phase III clinical trials led to a slight sequential decline in revenues.  Full year Late-Stage Development net revenues grew 12.2% to $707.4 million compared to $630.8 million in 2005.

Operating income for the fourth quarter of 2006 increased 17.5% to $32.7 million compared to $27.8 million in the fourth quarter of the prior year.  Operating margins for the fourth quarter of 2006 expanded to a record 18.6% versus 16.2% in the fourth quarter of 2005.  Clinical development and central laboratory services were the primary drivers of the year-on-year operating margin expansion.  Full year operating margins were 17.5% compared to 16.6% in the prior year.  We expect to see continued operating margin expansion in Late-Stage Development in 2007.

Corporate Information

The Company’s backlog at December 31, 2006 grew 33.4% year-over-year to $2.23 billion compared to $1.67 billion at December 31, 2005.  Net orders in the fourth quarter of 2006 were $477 million, up 10.5% sequentially and up 9.9% over the $434 million reported in the fourth quarter of 2005.  For the year, net orders grew 25.4% to $1.84 billion.

Corporate expenses, which totaled $20.0 million in the fourth quarter of 2006, include $3.9 million of incremental expenses relating to the expensing of stock-based compensation under SFAS 123(R).  For the full year, incremental expenses relating to the expensing of stock-based compensation under SFAS 123(R) were $15.5 million.

Cash and cash equivalents at December 31, 2006 grew to a record $219.8 million compared to $210.1 million at September 30, 2006 and $160.7 million at the end of last year.  In the fourth quarter, Covance repurchased 279,800 shares for approximately $16.2 million.  Capital expenditures for the fourth quarter were $65.0 million and totaled $136.8 million for the year.  Free cash flow (cash from operations less capital spending) was $23.8 million in the quarter and $117.4 million for the year.  We expect full year 2007 capital spending to be approximately $160 million, including significant expenditures for the new Arizona preclinical facility, and 2007 free cash flow to be approximately $75 million.

Net Days Sales Outstanding (DSO) decreased to 49 days at December 31, 2006 compared to 55 days at September 30, 2006 and 56 days at December 31, 2005.

The Company’s investor conference call will be webcast on January 25 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.3 billion, global operations in more than 20 countries, and more than 8,100 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, difficulties or delays in integrating the business of Radiant and achieving anticipated efficiencies and synergies, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Statement Regarding Adoption of SFAS 123(R)

Prior to 2006, Covance followed the disclosure-only provisions of SFAS123 as it related to expensing of stock options.  Accordingly, the Company had accounted for stock awards granted under its equity plans under the recognition and measurement principles of APB25, which provide that no expense is recorded for stock options issued with an exercise price equal to the fair market value of the underlying stock on the date of grant.  Covance reflected the expense associated with the fair value of stock option grants in its required pro forma footnote disclosure under SFAS123 in its SEC filings.  Beginning January 1, 2006, Covance adopted SFAS123(R).  Under SFAS123(R), all share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based upon their fair values.  Management believes that it may be useful for investors in evaluating current period financial performance to compare to 2005 results that include stock option expense computed in accordance with SFAS123.  Management does not assert that such pro forma numbers are superior to the 2005 “as reported” results; however, the pro forma numbers may help investors compare results including stock option expense across both periods.  Although the Company has begun to use the Lattice-Binomial valuation method for valuing stock options granted beginning in 2006 (whereas previously the Company had used the Black-Scholes Merton valuation method), management believes that the Lattice-Binomial and the Black-Scholes Merton valuation methods, with the assumptions used by the Company, result in fair values which are substantially similar in all material respects.  As a result, the Company believes that the 2006 “as reported” amounts under SFAS123(R) are comparable to the 2005 “pro forma” amounts as previously disclosed under SFAS123.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2006 AND 2005

(Dollars in thousands, except per share data)

	Three Months Ended December 31			Years Ended December 31
	2006 (1)	2005 (2)		2006 (1)		2005 (2)
	(UNAUDITED)

Net revenues	$342,976	$322,354		$1,340,203		$1,192,950
Reimbursable out-of-pockets	16,111	20,778		65,855		57,504
Total revenues	359,087	343,132		1,406,058		1,250,454

Costs and expenses:
Cost of revenue	222,145	214,345		882,190		791,654
Reimbursed out-of-pocket expenses	16,111	20,778		65,855		57,504
Selling, general and administrative	53,594	47,069		207,388		178,368
Depreciation and amortization	15,920	12,729		57,388		47,821
Total costs and expenses	307,770	294,921		1,212,821		1,075,347

Income from operations	51,317	48,211		193,237		175,107

Other (income) expense, net:
Interest income, net	(2,376)	(927)		(7,564)		(3,637)
Foreign exchange transaction loss, net	240	124		212		1,073
Other income, net	(2,136)	(803)		(7,352)		(2,564)

Income before taxes and equity investee earnings	53,453	49,014		200,589		177,671

Taxes on income	15,790	19,342	(a)	57,179	(b)	58,786	(a)

Equity investee earnings	650	301		1,588		734

Net income	$38,313	$29,973	(a)	$144,998	(b)	$119,619	(a)

Basic earnings per share	$0.60	$0.48	(a)	$2.28	(b)	$1.91	(a)

Weighted average shares outstanding - basic	63,716,880	62,649,863		63,585,722		62,602,454

Diluted earnings per share	$0.59	$0.47	(a)	$2.24	(b)	$1.88	(a)

Weighted average shares outstanding - diluted	64,795,375	63,749,470		64,782,212		63,773,188

(a)  Includes the impact of a one-time $4,400 or $0.07 per share income tax charge associated with the repatriation of $103 million of accumulated foreign earnings under the American Jobs Creation Act in the fourth quarter of 2005.

(b)  Includes the impact of a $2,467 or $0.04 per share income tax gain from the resolution of several income tax matters during the third quarter of 2006.

Excluding the impact of the tax gain/charge:

Taxes on income	n/a	$14,942	$59,646	$54,386

Net income	n/a	$34,373	$142,531	$124,019

Basic earnings per share	n/a	$0.55	$2.24	$1.98

Diluted earnings per share	n/a	$0.54	$2.20	$1.94

(1)  2006 financial results include stock-based compensation expense as measured under SFAS 123R.

(2)  2005 financial results reflect stock-based compensation expense as measured under APB 25 and, accordingly, do not include stock-based compensation expense as measured under SFAS 123.

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 and 2005

(Dollars in thousands)

	December 31	December 31
	2006	2005

ASSETS
Current Assets:
Cash & cash equivalents	$219,810	$160,717
Accounts receivable, net	205,473	206,098
Unbilled services	89,139	88,297
Inventory	49,628	40,293
Deferred income taxes	4,320	2,062
Prepaid expenses and other current assets	71,196	49,243
Total Current Assets	639,566	546,710

Property and equipment, net	500,057	410,665
Goodwill, net	119,725	61,262
Other assets	38,330	37,966

Total Assets	$1,297,678	$1,056,603

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$35,479	$26,975
Accrued payroll and benefits	76,657	64,226
Accrued expenses and other current liabilities	50,855	48,298
Unearned revenue	109,559	96,987
Income taxes payable	17,154	16,242
Total Current Liabilities	289,704	252,728

Deferred income taxes	31,052	45,545
Other liabilities	53,627	26,559
Total Liabilities	374,383	324,832

Stockholders’ Equity:
Common stock	734	718
Paid-in capital	426,806	350,678
Retained earnings	757,809	612,811
Other Comprehensive Income:
Cumulative translation adjustment	35,170	13,367
FAS 158 adjustment	(23,389)	—
Treasury stock	(273,835)	(245,803)
Total Stockholders’ Equity	923,295	731,771

Total Liabilities and Stockholders’ Equity	$1,297,678	$1,056,603

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

(Dollars in thousands)

	Years Ended December 31
	2006	2005
Cash flows from operating activities:
Net income	$144,998	$119,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,388	47,821
Non-cash compensation expense associated with employee benefit and stock compensation plans	30,397	16,595
Deferred income tax (benefit) provision	561	5,421
Other	(1,577)	(80)
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	6,332	(24,569)
Unbilled services	(842)	(25,077)
Inventory	(8,921)	763
Accounts payable	8,380	2,114
Accrued liabilities	12,547	9,082
Unearned revenue	10,544	9,662
Income taxes payable	6,754	23,384
Other assets and liabilities, net	(12,392)	(2,686)
Net cash provided by operating activities	254,169	182,049

Cash flows from investing activities:
Capital expenditures	(136,800)	(153,138)
Acquisition of businesses	(75,668)	(7,110)
Other, net	806	158
Net cash used in investing activities	(211,662)	(160,090)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	39,905	32,417
Purchase of treasury stock	(28,032)	(58,194)
Net cash provided by (used in) financing activities	11,873	(25,777)

Effect of exchange rate changes on cash	4,713	(13,177)

Net change in cash and cash equivalents	59,093	(16,995)

Cash and cash equivalents, beginning of period	160,717	177,712

Cash and cash equivalents, end of period	$219,810	$160,717